Exhibit 10.17
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of this 19th day of May, 2014 by and between Pentair Ltd., a Swiss company limited by shares (Aktiengesellschaft) (along with any successor thereto, the “Company”), and Charles A. Haggerty (“Consultant”).
RECITAL
The Company desires to engage Consultant to provide certain services to, for and on behalf of the Company, and Consultant is willing to be retained as a consultant to provide such services to the Company, all on the terms set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Services. During the Term (as defined below), Consultant shall provide to the Company the services (“Services”) set forth in Exhibit “A” attached hereto, in accordance with the terms and conditions of this Agreement.
2.    Compensation for Services Rendered. The Company shall pay to Consultant the fees set forth in Exhibit “B” attached hereto, in accordance with the terms and conditions of this Agreement, for the Services provided to, for and on behalf of the Company during the Term.
3.    Term of Agreement. The term of this Agreement shall commence on May 20, 2014 and, unless otherwise terminated as provided herein, shall continue for thirty (30) months thereafter (the “Term”). This Consultant may terminate this Agreement prior to the end of the Term upon thirty (30) days’ prior written notice to the Company. Such termination shall be effective in the manner and upon the date specified in said notice and shall be without prejudice to any claims which either party may have against the other. This Agreement shall automatically terminate prior to the end of the Term upon either (a) the death of Consultant or (b) the date of the Company’s notice to Consultant of the breach of his obligations under Section 5. The Company shall be obligated to compensate Consultant for Services actually performed up to the effective date of termination. Termination shall not relieve Consultant of his continuing obligations under this Agreement.
4.    Nature of Relationship. At all times during the performance of any Services under this Agreement, Consultant shall be acting and discharging his duties and responsibilities as an independent contractor with respect to the Company. Consultant shall not act as an agent and shall not be deemed an employee of the Company for the purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or otherwise. Consultant shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner, without the Company’s prior written consent.
5.    Confidentiality.
(a)Consultant agrees that he shall not use (except for the Company’s benefit) or divulge to any person, either during the term of this Agreement or thereafter, any of the Company’s confidential information of any kind whatsoever that is acquired by Consultant, including any of the Company’s nonpublic financial, strategic or technical information; any of the Company’s designs, business plans, marketing plans, cost or pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor or licensee lists, mailing lists, customer usages or requirements or computer programs; any other information of the Company constituting “trade secrets” under applicable law; or any other confidential or propriety technical or business information of any kind whatsoever. For purposes of the foregoing sentence, the term “Company” shall include all subsidiaries of the Company. Consultant further agrees that upon termination of this Agreement, Consultant will turn over to Company any records, notes, data, information or other material acquired or compiled by Consultant in carrying out the terms of this Agreement.
(b)Consultant represents that his performance of the terms of this Agreement does not and will not conflict with the terms of any agreement to keep in confidence proprietary information and trade secrets acquired in confidence or in trust prior to his consulting relationship with the Company. Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any third party.

(c)Consultant represents that he is not presently retained by any entity that develops, markets or sells services or products competitive with those of the Company or its subsidiaries, and agrees that he will not accept such retention during the term of this Agreement without prior written approval of the Company.
6.    Notices. Any and all notices which are required or permitted to be given by any party to any other party hereunder shall be given in writing, sent by registered or certified mail, or by electronic communications (including telegram or facsimile) followed by a confirmation letter sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or messenger service, with the charges therefore prepaid, addressed to such party as follows:

Notices to the Company shall be sent to:	Attn: General Counsel Pentair Ltd. 5500 Wayzata Blvd., Suite 800 Golden Valley, MN 55416 Fax: 763-656-5403
Notices to Consultant shall be sent to his most recent address then on file with the Company.
7.    Entire Agreement and Modifications. This Agreement, including the exhibits hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to such subject matter. There are no warranties, representations or other agreements between the parties, in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and executed by the party thereto to be bound.
8.    Waivers. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.
9.    Severability. In the event that any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal, or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement.
10.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.
11.    Remedies Cumulative. Each and all of the several rights and remedies provided for in this Agreement shall be construed as being cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law or equity, and pursuit of any one remedy shall not be deemed to be an election of such remedy, or a waiver of any other remedy.
12.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon all of the parties hereto and their respective executors, administrators, successors and permitted assigns. The Company may assign all or part of its rights hereunder to any of its subsidiary or its parent company, in which case the Services shall be rendered to such assignee. Consultant may not assign any of his rights hereunder.
13.    Injunctive Relief; Specific Performance. Consultant hereby expressly agrees and acknowledges that a breach by Consultant of any of Consultant’s obligations under Section 5 hereof would result in severe and irreparable injury to the Company or its subsidiaries, which injury could not be adequately compensated by an award of money damages, and Consultant therefore agrees and acknowledges that the Company shall be entitled to injunctive relief in the event of any such breach of this Agreement, or to enjoin or prevent such a breach. Consultant further expressly waives any requirement or obligation of the Company to post any bond or provide any other security in connection with obtaining such injunctive relief.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“Company” PENTAIR LTD. /s/ Angela D. Lageson____________ Angela D. Lageson Senior Vice President, General Counsel and Secretary
“Consultant” /s/ Charles A. Haggerty Charles A. Haggerty

EXHIBIT “A”
SERVICES
1.    Description of Services.

(a)
Consultant will attend a quarterly conference call with the Company to discuss strategic and business issues, including but not limited to information technology, enterprise risk management, business operations or other matters.

(b)	Consultant will make himself reasonably available to provide such other consulting services relating to strategic and business matters as the Company reasonably requests.

(c)
Consultant generally may perform his duties by telephone, email or use of other technology, provided that, upon reasonable notice from Company, Consultant shall make himself available to travel as necessary to perform the services described above. If any such travel is required, the Company shall reimburse Consultant for all reasonable travel expenses incurred.

EXHIBIT “B”
FEES

1.	Quarterly compensation of $5,000, payable as soon as practicable after the end of each quarter during the Term, in arrears.

2.	Reimbursement of reasonable business expenses incurred and substantiated in accordance with the Company’s policies governing reimbursement of such expenses.